EXHIBIT 99.1
Peakstone Realty Trust Reports
2023 Third Quarter Results
- Executed 116,600 Square Feet of Lease Renewals -
- Year-to-Date Sales Exceed $308 Million -
- Continued Deleveraging of Balance Sheet -
- Increased Liquidity to Over Half a Billion Dollars -

El Segundo, Calif. (November 9, 2023) - Peakstone Realty Trust ("PKST" or the "Company") (NYSE: PKST), a real estate investment trust focused on owning and operating a high-quality, newer-vintage portfolio of predominantly single-tenant industrial and office properties, today announced its financial results for the quarter ended September 30, 2023.

Third Quarter 2023 Highlights
•Revenue of approximately $61.7 million.
•Net loss of approximately $(139.9) million; net loss attributable to common shareholders of approximately $(127.6) million, or $(3.55) per basic and diluted share. Net loss for the quarter was impacted primarily due to a non-cash impairment of the office joint venture interest.
•Funds from Operations (“FFO”) 1 of $(2.79) per basic and diluted share/unit, including $(3.27) per basic and diluted share/unit of impact primarily due to a non-cash impairment of the office joint venture interest.
•Adjusted Funds from Operation ("AFFO")1 of $0.78 per basic and diluted share/unit.
•Same Store Cash Net Operating Income (“Same Store Cash NOI”)2 of approximately $48.1 million.
•Board of Trustees declared a dividend of $0.225 per common share for the third quarter.

“We continue to successfully implement our go-forward strategy” stated Michael J. Escalante, PKST's Chief Executive Officer. “Through a combination of our resilient cash flows and the disposition of non-core assets, we are reducing leverage and working towards achieving an investment grade balance sheet. During the third quarter, we improved the profile of our ‘Other’ segment through the disposition of one property and the renewal of two leases. Looking forward, we are well-positioned to continue the execution of our business plan despite the challenging macroeconomic environment.”

Portfolio
As of September 30, 2023, the Company’s wholly-owned portfolio: (i) consisted of 73 properties located in 24 states with a weighted average remaining lease term of approximately 6.3 years; (ii) was 96.4% leased based on rentable square feet with an average economic occupancy of 95.9% comprised of Industrial (100%), Office (97.0%), and Other (83.1%), and; (iii) generated approximately 60.1% of annualized base rent3 pursuant to leases with respect to which the tenant, the guarantor or a non-guarantor parent of the tenant has an investment grade credit rating or what management believes is a generally equivalent rating4.

Transaction Activity
During the third quarter, in the “Other” segment, the Company sold one vacant office property for gross proceeds of $8.3 million. The Company recognized a net gain of approximately $3.7 million as a result of this sale. For the nine months ended September 30, 2023, the Company sold nine properties for gross proceeds of approximately $309 million.

Leasing Activity
During the third quarter, in the “Other” segment, the Company executed office lease renewals totaling 116,600 square feet consisting of (i) a 7.5-year early lease renewal totaling 56,600 square feet, and (ii) a four-month lease renewal totaling 60,000 square feet.

Financial/Operating Results

Revenue
In the third quarter, total revenue was approximately $61.7 million compared to $101.3 million for the same quarter last year. This $39.6 million change in revenue is primarily due to the disposition of 48 properties in 2022 and nine properties in the first three quarters of 2023.

Net (Loss) Income Attributable to Common Shareholders
In the third quarter, net loss attributable to common shareholders was approximately $(127.6) million, or $(3.55) per basic and diluted share, compared to net loss attributable to common shareholders of approximately $(111.2) million, or $(3.08) per basic and diluted share, for the same quarter last year. The difference is primarily due to: (i) a $144.6 million net loss from the interest in the office joint venture in the quarter, (ii) a $39.6 million decrease in revenue resulting from property dispositions in 2022 and 2023, offset by (iii) a $95.5 million net loss from disposition of assets in the same quarter last year.

FFO
In the third quarter, FFO was approximately $(110.2) million, or $(2.79) per basic and diluted share/unit, compared to $27.0 million, or $0.68 per basic and diluted share/unit, for the same quarter last year. The difference is primarily due to: (i) the $129.3 million non-cash impairment of the interest in the office joint venture, and (ii) the change in revenue resulting from property dispositions in 2022 and 2023. Excluding the $129.3 million non-cash impairment, FFO for the third quarter would have been approximately $19.1 million or $0.48 per basic and diluted share/unit.

AFFO
In the third quarter, AFFO was approximately $30.7 million, or $0.78 per basic and diluted share/unit, compared to $43.0 million, or $1.08 per basic and diluted share/unit, for the same quarter last year. The difference is primarily due to the change in revenue resulting from property dispositions in 2022 and 2023.

Same Store Cash NOI
In the third quarter, Same Store Cash NOI was approximately $48.1 million compared to $46.7 million for the same quarter last year, an increase of approximately 3.0%.

Balance Sheet
During the third quarter, using cash on hand, the Company paid off one secured loan which had an outstanding principal balance of approximately $17.1 million and an interest rate of 6.08%.

As of September 30, 2023, the Company had $364.4 million in cash on hand and $152.1 million of available capacity on its revolving credit facility, for total liquidity of approximately $517 million. The increase in available revolver capacity during the quarter was primarily due to the addition of six previously unencumbered properties to the borrowing base.

As of September 30, 2023, the Company’s total consolidated debt was approximately $1.4 billion. Including the effect of the Company’s interest rate swap agreements with a total notional amount of $750.0 million, the Company’s weighted average interest rate as of September 30, 2023 was 4.16% for both the Company’s fixed-rate and variable-rate debt combined.

Dividends
The Board of Trustees approved a distribution for the quarter ended December 31, 2023 in the amount of $0.225 per common share that is payable on January 17, 2024 to holders of record of the Company’s common shares on December 29, 2023.

The Company paid a distribution for the third quarter in the amount of $0.225 per common share on October 17, 2023 to holders of record of the Company’s common shares on September 30, 2023.

Third Quarter 2023 Earnings Webcast
PKST will host a webcast to present the third quarter results on Thursday, November 9, 2023 at 5:00 p.m. Eastern Time. To access the webcast, please visit https://investors.pkst.com/investors/events-and-presentations/events/event-details/2023/Third-Quarter-2023-Earnings-Call-2023-hBhydrO3gj/default.aspx at least ten minutes prior to the scheduled start time to register and install any necessary software. A replay of the webcast will be available on the Company’s website shortly after the initial presentation. To access by phone, please use the following dial-in numbers. For domestic callers, please dial 1-877-407-9716; for international callers, please dial 1-201-493-6779.

About Peakstone Realty Trust
Peakstone Realty Trust (NYSE: PKST) is an internally managed real estate investment trust (REIT) that owns and operates a high-quality, newer-vintage portfolio of predominantly single-tenant industrial and office properties. These assets are generally leased to creditworthy tenants under long-term net lease agreements with contractual rent escalations and are situated in primarily high-growth, strategic coastal and sunbelt markets.

Additional information is available at www.pkst.com.

Investor Relations:
ir@pkst.com

Cautionary Statement Regarding Forward-Looking Statements
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this document reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: general economic and financial conditions; market volatility; inflation; any potential recession or threat of recession; interest rates; recent and ongoing disruption in the debt and banking markets; occupancy, rent deferrals and the financial condition of our tenants; whether work-from-home trends or other factors will impact the attractiveness of industrial and/or office assets; whether we will be successful in renewing leases as they expire; future financial and operating results, plans, objectives, expectations and intentions; expected sources of financing, including the ability to maintain the commitments under our revolving credit facility, and the availability and attractiveness of the terms of any such financing; legislative and regulatory changes that could adversely affect our business; our future capital expenditures, operating expenses, net income, operating income, cash flow and developments and trends of the real estate industry; whether we will be successful in the pursuit of our business plan, including any dispositions; whether we will succeed in our investment objectives; any fluctuation and/or volatility of the trading price of our common shares; risks associated with our dependence on key personnel whose continued service is not guaranteed; and other factors, including those risks disclosed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission.

While forward-looking statements reflect our good faith beliefs, assumptions and expectations, they are not guarantees of future performance. The forward-looking statements speak only as of the date of this document. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes after the date of this document, except as required by applicable law. We caution investors not to place undue reliance on any forward-looking statements, which are based only on information currently available to us.

Notice Regarding Non-GAAP Financial Measures. In addition to U.S. GAAP financial measures, this document contains and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included in this Appendix if the reconciliation is not presented on the page in which the measure is published.

___________________________________
1 See below for the definitions of FFO and AFFO and for a reconciliation of FFO and AFFO to the most directly comparable GAAP financial measure.
2 Same Store Cash Net Operating Income is a non-GAAP financial measure. See below for the definition of Same Store Cash Net Operating Income and for a reconciliation of Same Store Cash Net Operating Income.
3 “Annualized base rent” or “ABR” means the contractual base rent excluding abatement periods and deducting base year operating expenses for gross and modified gross leases as of September 30, 2023, unless otherwise specified, multiplied by 12 months. For properties in the Company's portfolio that had rent abatement periods as of September 30, 2023, we used the monthly contractual base rent payable following expiration of the abatement.
4 “Investment grade” means an investment grade credit rating from a NRSRO approved by the U.S. Securities and Exchange Commission
(e.g., Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings Inc.) or a non-NRSRO credit rating (e.g., Bloomberg’s default risk rating) that management believes is generally equivalent to an NRSRO investment grade rating; management can provide no assurance as to the comparability of these ratings methodologies or that any particular rating for a company is indicative of the rating that a single NRSRO would provide in the event that it rated all companies for which the Company provides credit ratings; to the extent such companies are rated only by non-NRSRO ratings providers, such ratings providers may use methodologies that are different and less rigorous than those applied by NRSROs. In the context of Peakstone’s portfolio, references to “investment grade”
include, and credit ratings provided by Peakstone may refer to, tenants, guarantors, and non-guarantor parent entities. There can be no assurance that such guarantors or parent entities will satisfy the tenant’s lease obligations, and accordingly, any such credit rating may not be indicative of the creditworthiness of the Company's tenants.

PEAKSTONE REALTY TRUST
CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except units and share amounts)

	September 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$364,446	$233,180
Restricted cash	5,651	4,764
Real estate:
Land	244,369	327,408
Building and improvements	2,042,347	2,631,965
Tenant origination and absorption cost	418,896	535,889
Construction in progress	2,197	1,994
Total real estate	2,707,809	3,497,256
Less: accumulated depreciation and amortization	(546,732)	(644,639)
Total real estate, net	2,161,077	2,852,617
Investments in unconsolidated entity	—	178,647
Intangible assets, net	30,572	33,861
Deferred rent receivable	63,874	79,572
Deferred leasing costs, net	17,087	26,507
Goodwill	94,678	94,678
Right of use assets	34,175	35,453
Interest rate swap asset	39,687	41,404
Other assets	28,962	31,877
Real estate assets and other assets held for sale, net	—	20,816
Total assets	$2,840,209	$3,633,376
LIABILITIES AND EQUITY
Debt, net	1,442,003	1,485,402
Distributions payable	8,296	12,402
Due to related parties	706	1,458
Intangible liabilities, net	17,104	20,658
Lease liability	46,368	46,519
Accrued expenses and other liabilities	80,452	80,802
Total liabilities	1,594,929	1,647,241

Commitments and contingencies (Note 13)

Perpetual convertible preferred shares	—	125,000
Noncontrolling interests subject to redemption; zero and 61,788 units as of September 30, 2023 and December 31, 2022, respectively	—	3,812
Shareholders’ equity:
Common shares, $0.001 par value; shares authorized, 800,000,000; shares outstanding in the aggregate, 35,997,549 and 35,999,898 as of September 30, 2023 and December 31, 2022, respectively	36	36
Additional paid-in capital	2,967,635	2,948,600
Cumulative distributions	(1,067,807)	(1,036,678)
Accumulated deficit	(807,965)	(269,926)
Accumulated other comprehensive income	37,434	40,636
Total shareholders’ equity	1,129,333	1,682,668
Noncontrolling interests	115,947	174,655
Total equity	1,245,280	1,857,323
Total liabilities and equity	$2,840,209	$3,633,376

PEAKSTONE REALTY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except share and per share amounts)

	Three Months Ended September 30,
	2023	2022
Revenue:
Rental income	$61,713	$101,330
Expenses:
Property operating expense	7,829	13,716
Property tax expense	5,077	9,737
Property management fees	440	823
General and administrative expenses	9,653	9,521
Corporate operating expenses to related parties	257	140
Depreciation and amortization	25,003	42,628
Real estate impairment provision	—	10,697
Total expenses	48,259	87,262
Income before other income (expenses)	13,454	14,068
Other income (expenses):
Interest expense	(16,126)	(24,283)
Debt breakage cost	—	(13,249)
Other income (loss), net	3,654	(162)
Net loss from investment in unconsolidated entity	(144,598)	—
Net gain (loss) from disposition of assets	3,748	(95,513)
Transaction expenses	(80)	(234)
Net loss	(139,948)	(119,373)
Distributions to redeemable preferred shareholders	—	(2,516)
Preferred units redemption	—	—
Net loss attributable to noncontrolling interests	12,353	10,710
Net loss attributable to controlling interests	(127,595)	(111,179)
Distributions to redeemable noncontrolling interests attributable to common shareholders	—	(45)
Net loss attributable to common shareholders	$(127,595)	$(111,224)
Net loss attributable to common shareholders per share, basic and diluted	$(3.55)	$(3.08)
Weighted average number of common shares outstanding, basic and diluted	35,975,483	36,081,363
Cash distributions declared per common share	$0.23	$0.80

PEAKSTONE REALTY TRUST
Funds from Operations and Adjusted Funds from Operations
(Unaudited; in thousands except share and per share amounts)
FFO and AFFO are non-GAAP financial measures that we believe are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable real estate assets, adding back impairment write-downs of depreciable real estate assets, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations exclude such items as depreciation and amortization of depreciable real estate assets and gains and losses from sales of depreciable real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, the Company believes that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of the Company's performance relative to its competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than the Company does, making comparisons less meaningful.

Additionally, the Company uses AFFO as a non-GAAP financial measure to evaluate the Company's operating performance. AFFO excludes non-routine and certain non-cash items such as revenues in excess of cash received, amortization of share-based compensation net, deferred rent, amortization of in-place lease valuation, acquisition-related costs, financed termination fee, net of payments received, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, write-off transaction costs and other one-time transactions. FFO and AFFO have been revised to include amounts available to both common shareholders and limited partners for all periods presented.

AFFO is a measure used among the Company's peer group. The Company also believes that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, the Company believes AFFO is useful in comparing the sustainability of its operating performance with the sustainability of the operating performance of other real estate companies.

Management believes that AFFO is a beneficial indicator of its ongoing portfolio performance and ability to sustain its current distribution level. More specifically, AFFO isolates the financial results of the Company's operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or the Company's future ability to make or sustain distributions. By providing FFO and AFFO, the Company presents information that assists investors in aligning their analysis with management’s analysis of long-term operating activities.

For all of these reasons, the Company believes the non-GAAP measures of FFO and AFFO, in addition to net income (loss) are helpful supplemental performance measures and useful to investors in evaluating the performance of the Company's real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of the Company's cash available to fund distributions since other uses of cash, such as capital expenditures at the Company's properties and principal payments of debt, are not deducted when calculating FFO and AFFO. The use of AFFO as a measure of long-term operating performance on value is also limited if the Company does not continue to operate under its current business plan as noted above. FFO and AFFO should not be viewed as a more prominent measure of performance than net income (loss) and each should be reviewed in connection with GAAP measurements.

Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, NAREIT may decide to standardize the allowable exclusions across the REIT industry, and the Company may have to adjust the calculation and characterization of this non-GAAP measure.

	Three Months Ended September 30,
	2023	2022
Net loss	$(139,948)	$(119,373)
Adjustments:
Depreciation of building and improvements	16,351	26,268
Amortization of leasing costs and intangibles	8,750	16,456
Impairment provision, real estate	—	10,697
Equity interest of depreciation of building and improvements - unconsolidated entity	8,365	—
Gain from disposition of assets, net	(3,748)	95,513
FFO	(110,230)	29,561
Distribution to redeemable preferred shareholders	—	(2,516)
Preferred units redemption charge	—	—
FFO attributable to common shareholders and limited partners	$(110,230)	$27,045
Reconciliation of FFO to AFFO:
FFO attributable to common shareholders and limited partners	$(110,230)	$27,045
Adjustments:
Revenues in excess of cash received, net	(822)	(3,521)
Amortization of share-based compensation	2,444	2,698
Deferred rent - ground lease	428	490
Unrealized loss (gain) on investments	89	22
Amortization of above/(below) market rent, net	(421)	(436)
Amortization of debt premium/(discount), net	101	103
Amortization of ground leasehold interests	(98)	(95)
Amortization of below tax benefit amortization	377	377
Amortization of deferred financing costs	662	920
Company's share of amortization of deferred financing costs- unconsolidated entity	10,774	—
Company's share of revenues in excess of cash received (straight-line rents) - unconsolidated entity	(631)	—
Company's share of amortization of above market rent - unconsolidated entity	(218)	—
Write-off of transaction costs	83	—
Loss on debt breakage costs — write-off of deferred financing costs	—	1,771
Transaction expenses	80	234
Debt breakage costs	—	13,249
Amortization of lease inducements	—	105
Preferred units redemption charge	—	—
Impairment provision, investment in unconsolidated entity	129,334	—
Write-off of Company's share of accumulated other comprehensive income - unconsolidated entity	(1,226)	—
AFFO available to common shareholders and limited partners	$30,726	$42,962
FFO per share, basic and diluted	$(2.79)	$0.68
AFFO per share, basic and diluted	$0.78	$1.08

Weighted-average common shares outstanding - basic and diluted EPS	35,975,483	36,081,363
Weighted-average OP Units	3,482,977	3,537,654
Weighted-average common shares and OP Units outstanding - basic and diluted FFO/AFFO	39,458,460	39,619,017

PEAKSTONE REALTY TRUST
Net Operating Income, including Cash and Same Store Cash NOI
(Unaudited; in thousands)
Net operating income ("NOI”) is a non-GAAP financial measure calculated as net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, excluding equity in the earnings of our unconsolidated real estate joint ventures, general and administrative expenses, interest expense, depreciation and amortization, impairment of real estate, gains or losses on early extinguishment of debt, gains or losses on sales of real estate, investment income or loss and termination income. Net operating income on a cash basis (“Cash NOI”) is net operating income adjusted to exclude the effect of straight-line rent and amortization of acquired above- and below market lease intangibles adjustments required by GAAP. Net operating income on a cash basis for our Same Store portfolio (“Same Store Cash NOI”) is Cash NOI for properties held for the entirety of all periods presented. We believe that NOI, Cash NOI and Same-Store Cash NOI are helpful to investors as additional measures of operating performance because we believe they help both investors and management to understand the core operations of our properties excluding corporate and financing-related costs and non-cash depreciation and amortization. NOI, Cash NOI and Same Store Cash NOI are unlevered operating performance metrics of our properties and allow for a useful comparison of the operating performance of individual assets or groups of assets. These measures thereby provide an operating perspective not immediately apparent from GAAP income from operations or net income (loss). In addition, NOI, Cash NOI and Same Store Cash NOI are considered by many in the real estate industry to be useful starting points for determining the value of a real estate asset or group of assets. Because NOI, Cash NOI and Same Store Cash NOI exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of NOI, Cash NOI and Same Store Cash NOI as measures of our performance is limited. Therefore, NOI, Cash NOI and Same Store Cash NOI should not be considered as alternatives to net (loss) income, as computed in accordance with GAAP. NOI, Cash NOI and Same Store Cash NOI may not be comparable to similarly titled measures of other companies.

Our calculation of each of NOI, Cash NOI and Same Store Cash NOI is presented in the following table for three months ended September 30, 2023 and September 30, 2022 (dollars in thousands):

	Three Months Ended September 30,
	2023	2022
Reconciliation of Net Loss to Total NOI
Net loss	$(139,948)	$(119,373)
General and administrative expenses	9,653	9,521
Corporate operating expenses to related parties	257	140
Real estate impairment provision	—	10,697
Depreciation and amortization	25,003	42,628
Interest expense	16,126	24,283
Debt breakage costs	—	13,249
Other (income) expense, net	(3,654)	162
Loss from investment in unconsolidated entities	144,598	—
(Gain) loss from disposition of assets	(3,748)	95,513
Transaction expenses	80	234
Total NOI	$48,367	$77,054

Non-Cash Adjustments:
Straight line rents	(822)	(2,763)
In-place lease amortization	(421)	(436)
Deferred termination income	—	(758)
Deferred ground/office lease	428	490
Other intangible amortization	377	377
Inducement amortization	—	105
Total Cash NOI	$47,929	$74,069

Same Store Cash NOI Adjustments
Recently disposed properties	191	(27,230)
Same store inducement amortization adjustment	—	(105)
Total Same Store Cash NOI Adjustments	191	(27,335)
Total Same Store Cash NOI	$48,120	$46,734